Exhibit 10.3A

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of February 15, 2013, by and among LIFELOCK, INC., a Delaware corporation (the “Company”), and CHRIS POWER (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Second Amended and Restated Employment Agreement, dated as of September 14, 2012 (the “Employment Agreement”). Unless otherwise indicated, all capitalized terms herein shall have the meanings assigned to them in the Employment Agreement; and

WHEREAS, pursuant to Section 8.9 of the Employment Agreement, the Employment Agreement may not be modified or amended other than by an agreement in writing signed by both parties thereto; and

WHEREAS, the Company and the Executive believe that it is in their mutual best interests to amend the Employment Agreement pursuant to the provisions contained herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1. Amendment to Section 2.4 of the Employment Agreement. Section 2.4 of the Employment Agreement is hereby amended and restated in its entirety to read:

2.4 Relocation.

(a) Relocation Expenses. Upon the submission of reasonable and satisfactory supporting documentation by the Executive consistent with the expense reimbursement policy of the Company, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of relocating Executive and his family and their household belongings from Denver, Colorado to Phoenix, Arizona, including the shipment of household goods (including two vehicles), one round-trip air transportation for the Executive and his family to look for a home in the Phoenix, Arizona metropolitan area, and one one-way air transportation for the Executive and his family to move to the Phoenix, Arizona metropolitan area.

(b) Temporary Living Expenses. During the term of the Executive’s employment with the Company hereunder, upon the submission of reasonable and satisfactory supporting documentation by the Executive consistent with the expense reimbursement policy of the Company, the Company shall reimburse the Executive for (i) temporary living expenses in the Phoenix, Arizona metropolitan area and (ii) one round-trip, coach airplane ticket per week for the Executive to travel between Phoenix, Arizona and Denver, Colorado, and related reasonable expenses such as transportation to and from the airport and parking at the airport, in an aggregate amount not to exceed

$4,500 per month. The reimbursement obligations of the Company under this Section 2.4(b) shall expire no later than the earlier of (x) the Relocation Date and (y) December 31, 2013.

(c) Relocation Incentive. To incentivize the Executive to relocate his permanent residence and domicile to, and to reside on a full-time basis in, the greater Phoenix, Arizona metropolitan area before December 31, 2013, upon the date of the Executive’s delivery of satisfactory evidence to the CEO no later than December 31, 2013 that the Executive has relocated his permanent residence and domicile to, and resides on a full-time basis in, the greater Phoenix, Arizona metropolitan area (such date of relocation, the “Relocation Date”), the Executive’s then current Base Salary shall be increased by 2.5% effective as of the first payroll period following the Relocation Date; provided that the Relocation Date has occurred by December 31, 2013 and the Executive is employed with the Company on the Relocation Date.

(d) Taxes. The reimbursements set forth in this Section 2.4 shall be subject to applicable withholding and other taxes.

2. Effect of this Amendment. Except as expressly amended hereby, the Employment Agreement shall continue in full force and effect in accordance with the provisions thereof.

3. Governing law. All issues concerning this Amendment shall be governed by and construed in accordance with the laws of the state of Arizona, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Arizona or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Arizona.

4. Counterparts. This Amendment may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

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IN WITNESS WHEREOF, the Company and the Executive have executed this First Amendment to Second Amended and Restated Employment Agreement as of the day and year first above written.

LIFELOCK, INC.

By:	/s/ Todd Davis
Todd Davis, Chairman and Chief Executive Officer

EXECUTIVE

/s/ Chris Power
CHRIS POWER